Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2012, relating to (1) the consolidated financial statements of Allied World Assurance Company Holdings, AG and subsidiaries (the “Company”) which expresses an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph referring to Note 2 of the consolidated financial statements, where the Company has disclosed its change of method of accounting for other-than-temporary impairments of debt securities as of April 1, 2009 due to the required adoption of new FASB guidance and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche Ltd.

Hamilton, Bermuda

September 10, 2012